Exhibit 4.1

Execution Copy

Stockholders Agreement

This Stockholders Agreement (this “Agreement”), dated as of June 19, 2017, is entered into by EnviroStar, Inc., a Delaware corporation (the “Company”), Symmetric Capital LLC, a Florida limited liability company (“Symmetric 1”), Symmetric Capital II LLC, a Florida limited liability company (“Symmetric II”, and together with Symmetric 1, “Symmetric”), Henry M. Nahmad (“Nahmad”), William Mann, Jim Hohnstein and Timm Mullen. William Mann, Jim Hohnstein and Timm Mullen are sometimes hereinafter referred to individually as a “Seller” and collectively as the “Sellers.” The Sellers, Symmetric, Nahmad and the Company are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, William Mann, Jim Hohnstein and Timm Mullen own 100% of the outstanding shares of common stock, no par value (the “Martin-Ray Common Stock”), of Martin-Ray Laundry Systems, Inc., a Colorado corporation (the “Martin-Ray”);

WHEREAS, the Company and Martin-Ray Laundry Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Buyer”), on the one hand, and Martin-Ray and the Sellers, on the one hand, entered into that certain Asset Purchase Agreement dated as of June 2, 2017 (the “Asset Purchase Agreement”) pursuant to which, among other things, Martin-Ray agree to sell to the Buyer all of the assets (other than any Excluded Assets (as defined in the Asset Purchase Agreement)) of Martin-Ray for an aggregate purchase price of $4.0 million, subject to adjustment as set forth therein (the “Purchase Price”), of which $2.0 million was paid in cash (the “Cash Consideration”) and $2.0 million was paid in shares of Common Stock, par value $0.025 per share (“Company Common Stock”), of the Company;

WHEREAS, in connection with their entry into the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, the Company, Symmetric, Nahmad and the Sellers agreed to enter into this Agreement, which sets forth certain terms and conditions relating to, among other things, the ownership, transfer and voting of the shares of the Company Common Stock

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Voting

Section 1.01         Sellers Covenants to Vote.

(a)          Each Seller hereby agrees to vote or cause to be voted, or consent or cause to be consented, with respect to all matters submitted to a vote or consent, as the case may be, of the Company’s stockholders at any time during the term of this Agreement, whether the matter is brought before any meeting of the stockholders of the Company however called, proposed to be taken by written consent of the stockholders of the Company or otherwise, all of the shares of Company Common Stock owned or held by such Seller, directly or indirectly (collectively, the “Seller Shares”), in accordance with the recommendations or directions of the Company’s Board of Directors (the “Company Board”). For the avoidance of doubt, the term “Seller Shares” shall include all shares of the Company Common Stock owned or held by the Sellers, directly or indirectly, as of the date hereof (after giving effect to the purchase and sale transaction contemplated by the Asset Purchase Agreement) and all shares subsequently acquired by any Seller by any means, including, without limitation, upon exercise of any stock option, warrant or similar purchase right.

(b)          In furtherance of the voting agreement of the Sellers contained in Section 1.01(a), each Seller hereby constitutes and appoints as the proxy of such Seller, and hereby grants a power of attorney to, the Company and its designees, with full power of substitution, with respect to all matters submitted to a vote or consent of the Company’s stockholders as contemplated by Section 1.01(a). Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by the Asset Purchase Agreement and this Agreement, including the agreements to vote set forth in this Article I, and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Article IV.

(c)          Each Seller hereby revokes any and all previous proxies or powers of attorney with respect to the Seller Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Article IV, purport to grant any other proxy or power of attorney with respect to any of the Seller Shares, deposit any of the Seller Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Seller Shares.

2

(d)          The Company shall indemnify and hold harmless each Seller and each of their Indemnified Persons (as such term is defined in the Asset Purchase Agreement, except that for purposes of this Agreement, none of the Company nor any subsidiary of the Company shall be deemed an Indemnified Person of either Seller) from, against and in respect of any loss (excluding loss of value of the Seller Shares), liability, claim, damage, cost, fine, deficiency, judgment, award, settlement and expense (including, without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and experts) (collectively, “Indemnifiable Expenses”) incurred directly by such Seller in connection with any claim asserted by an unaffiliated third party against such Seller based upon the voting of the Seller Shares by: (i) such Seller under direction of the Company Board pursuant to Section 1.01(a); or (ii) the Company or its designee pursuant to the proxy and power of attorney granted under Section 1.01(b).

Article II

Transfer

Section 2.01         General Restrictions on Transfer of Seller Shares.

(a)          Except as otherwise expressly permitted pursuant to this Article II, no Seller shall Transfer (as hereinafter defined) any Seller Shares without the prior written consent of the Company Board, which consent may be granted or withheld in the sole and absolute discretion of the Company.

(b)          For all purposes of this Agreement, the term “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary transfer, sale, pledge, encumbrance, assignment, hypothecation, gift, or other disposition and, as a verb, to voluntarily or involuntarily, directly or indirectly, transfer, sell, assign, pledge, encumber, hypothecate, give, or otherwise dispose of, any of the Seller Shares.

Section 2.02         Permitted Transfers. A Seller shall be free at any time (without the consent of the Company but, in the case of clauses (i) and (ii) of this sentence, upon at least five business days advance written notice to the Company) to Transfer all or any portion of his Seller Shares: (i) in the case the transferring Seller is a natural person, to a trust or estate, limited liability company, limited partnership or similar vehicle owned or controlled by such Seller; (ii) in the case of a transferring Seller that is not a natural person, to (A) such Seller’s equity holders on dissolution of such Seller or (B) a wholly owned subsidiary of such Seller; and (iii) in the case of any Seller, to Symmetric or the Company (whether pursuant to the provisions of this Article II or otherwise). Seller Shares owned or held by a Seller who is a natural person may also be Transferred upon such Seller’s death or involuntarily by operation of law. In addition, Seller Shares may be Transferred pursuant to a merger, consolidation or other business combination involving Company Common Stock that has been approved by the Company Board and otherwise in compliance with all applicable laws, rules and regulations. Notwithstanding the foregoing, in the case of any Transfer permitted under this Section 2.02 (other than a permitted Transfer pursuant to the preceding sentence or clause (iii) of this Section 2.02), it shall be a condition to such Transfer that such transferee agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit A (y) to be bound by this Agreement as a Seller with respect to all of the Seller Shares Transferred to such transferee, and (z) that all of the Seller Shares Transferred to such transferee remain subject to this Agreement and all of the terms, conditions and restrictions hereof as Seller Shares.

3

Section 2.03         Right of First Refusal.

(a)          If, following the one year anniversary of the date hereof, a Seller (such Seller, an “Offering Stockholder”) receives a bona fide offer (the “Offer”) from any unaffiliated third party (a “Third Party Purchaser”) to purchase any or all of the Seller Shares owned by such Seller (the “Offered Shares”) and the Offering Stockholder desires to Transfer the Offered Shares to the Third Party Purchaser pursuant to such Offer, then the Offering Stockholder must first make an offering of the Offered Shares to the Company in accordance with the provisions of this Section 2.03.

(b)          The Offering Stockholder shall, within five business days after receipt of the Offer from the Third Party Purchaser, give written notice (the “Offering Stockholder Notice”) to the Company stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i)          the number of Offered Shares proposed to be Transferred by the Offering Stockholder;

(ii)         the identity of the Third Party Purchaser;

(iii)        the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)        the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 days from the date of the Offering Stockholder Notice.

The Offering Stockholder Notice shall constitute the Offering Stockholder's offer to Transfer the Offered Shares to the Company, which offer shall be irrevocable for the ROFR Notice Period (as hereinafter defined).

(c)          Upon receipt of the Offering Stockholder Notice, the Company shall have thirty days (the “ROFR Notice Period”) to elect, in its sole discretion, to purchase all, but not less than all, of the Offered Shares on the terms specified in the Offering Stockholder Notice (subject to the right of the Company pursuant to Section 2.03(e) below to pay the purchase price solely in cash), by delivering a written notice of such election (a “ROFR Notice”) to the Offering Stockholder. Any ROFR Notice shall be binding upon delivery and irrevocable by the Company.

4

(d)          If the Company elects to purchase all, but not less than all, of the Offered Shares pursuant to this Section 2.03, the Company and the Offering Stockholder shall take all actions as may be reasonably necessary to consummate the purchase and sale of such Offered Shares, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate, and making all payments in connection therewith, within 30 days after delivery of the ROFR Notice (or if such 30 day period expires during a period in which “insiders” of the Company are prohibited from purchasing or selling securities of the Company and such prohibition applies to the exercise of the Company’s rights hereunder, within 10 days following the expiration of such restricted period). Notwithstanding anything to the contrary contained herein, if all or any portion of the consideration proposed to be paid by the Third Party Purchaser for the Offered Shares as set forth in the Offering Stockholder Notice is other than cash, the Company shall have the option exercisable in its sole discretion by specifying the same in the ROFR Notice to pay the purchase price solely in cash, in which case the fair market value of the proposed non-cash consideration shall be determined in good faith by the disinterested members of the Company Board. All cash payments shall be paid by certified check or by wire transfer of immediately available funds to an account designated in writing by the Offering Stockholder to the Company.

(e)          If the Company does not elect in an ROFR Notice delivered during the ROFR Notice Period to purchase all, but not less than all, of the Offered Shares, (i) the Company shall be deemed to have waived their rights to purchase the Offered Shares under this Section 2.03, and (ii) the Offering Stockholder may, during the 60-day period immediately following the expiration of the ROFR Notice Period and subject to Section 2.03(g), Transfer to the Third Party Purchaser all but not less than all of the Offered Shares on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period, the rights provided under this Section 2.03 shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser or otherwise pursuant to this Section 2.03 unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 2.03.

(f)          Notwithstanding anything to the contrary contained herein, it shall be a condition to any Transfer of Offered Shares pursuant to this Section 2.03 that the Third Party Purchaser to whom or which the Offered Shares are Transferred agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit A, (i) to be bound by this Agreement as a Seller with respect to all of the Offered Shares Transferred to such Third Party Purchaser, and (ii) that all of the Offered Shares Transferred to such Third Party Purchaser remain subject to this Agreement and all of the terms, conditions and restrictions hereof as Seller Shares.

5

Section 2.04         Tag-Along Rights.

(a)          If Symmetric elects to sell (either in a single or a series of related transactions) shares representing 25% or more of the shares (collectively the “Symmetric Shares”) of Common Stock owned by Symmetric and Nahmad (such shares desired to be so Transferred, the “Transferor Shares”)) to an unaffiliated third party (a “Tag Buyer”), then, at least 30 days prior to the date upon which Symmetric intends to consummate such Transfer, Symmetric shall give written notice thereof which notice shall set forth the consideration to be paid by the Tag Buyer, and the other material terms and conditions of such transaction (such notice, the “Transferor Notice”). Each Seller shall have the right (the “Tag-Along Right”) to sell to the Tag Buyer, at such Seller’s option, the percentage of his, her or its Seller Shares equal to the percentage of the Transferor Shares being Transferred in the transaction compared to all of Symmetric Shares owned by Symmetric at that time (the “Ratable Percentage Shares”), on the same terms and conditions, including price, upon which Symmetric is Transferring the Transferor Share. Each Seller shall have 30 days following receipt of the Transferor Notice to elect to sell all or a portion of such Seller’s Ratable Percentage Shares. The failure of a Seller to notify Symmetric of its election of the Tag-Along Right within such 30 day period shall be deemed to constitute a waiver of such Seller’s Tag-Along Right with respect to such Transfer. If the Tag Buyer is unwilling to purchase the Transferor Shares and all of the Seller Shares desired to be sold by Sellers exercising the Tag-Along Right, then, at Symmetric’s sole option, either (i) the transaction shall not be consummated or (ii) each of the Transferor Shares and the Seller Shares desired to be sold in the transaction by Sellers exercising the Tag-Along Right shall be ratably reduced to equal an amount of shares determined by multiplying the Transferor Shares or the applicable Seller Shares, as the case may be, by a fraction, the numerator of which is the total number of shares which the Tag Buyer agrees to purchase in the transaction and the denominator of which is the total number of Transferor Shares and Seller Shares desired to be sold in the transaction.

(b)          Each Seller who exercises the Tag-Along Right shall, take such actions as reasonably necessary to consummate the applicable transaction, including, without limitation, to execute and deliver a definitive purchase and sale (or other similar) agreement, in substantially the same form and substance as the definitive agreement executed and delivered by Symmetric; provided, that (A) the representations and warranties relating specifically to a Seller participating in the transaction shall be made only by such Seller and any indemnification provided by any Seller participating in the transaction with respect to the Company, if any, shall be based on the shares being Transferred by each of them vis a vis all of the shares in the Company being Transferred in the transaction, on a several, not joint, basis, (B) no Seller shall be required to provide any indemnity in such transaction that provides for liability to such Seller in excess of the amount of proceeds actually received by such Seller in such transaction, (C) each of Symmetric and each Seller participating in the transaction shall bear its pro rata share of the costs of the transactions based on the net proceeds to be received by each such person in connection with the transaction to the extent such costs are incurred for the benefit of persons selling shares in the transaction and are not paid by the Tag Buyer

6

(c)          Symmetric shall have 120 days following the date of the Transferor Notice in which to consummate a transaction subject to this Section 2.04 on the terms set forth in the Transferor Notice (which 120-day period shall be extended for a reasonable time to the extent reasonably necessary to obtain any regulatory approvals or if necessary to enable Symmetric and any Seller as an insider of the Company to engage in a transaction in the securities of the Company). If at the end of such period, Symmetric has not completed the transaction other than as a result of any action or inaction by a Seller in breach of this Agreement, Symmetric may not then effect a transaction subject to this Section 2.04 without again fully complying with the provisions of this Section 2.04.

Article III

Representations and Warranties

Section 3.01         Representations and Warranties. Each Seller represents and warrants to the Company and Symmetric, and the Company and Symmetric represents and warrants to the Sellers, that:

(a)          such Party is under no impairment or other disability, legal, physical, mental or otherwise, that would preclude or limit the ability of the Party to enter into this Agreement or perform his obligations hereunder;

(b)          such Party has the requisite power and authority to enter into and perform its or his obligations under this Agreement;

(c)          the execution and delivery of this Agreement by such Party have been duly authorized and, except for filings required under the Exchange Act, no further filing, consent, or authorization is required;

(d)          this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

(e)          the execution, delivery and performance of this Agreement and the consummation by such Party of the transactions contemplated hereby do not and will not: (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Party is a party or by which such Party is bound or to which any of its or his assets or properties are subject; or (ii) result in a violation of any Law applicable to such Party or by which any of his or its assets or properties is bound or affected; and

(f)          except for this Agreement, the Asset Purchase Agreement and any agreements or arrangements that were terminated prior to the consummation of the transactions contemplated by the Purchase Agreement, such Party has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the shares of the Company Common Stock owned or held by such Party, including agreements or arrangements with respect to the acquisition or disposition of such shares or any interest therein or the voting of such shares.

7

Article IV

Term and Termination

Section 4.01         Termination. The term of this Agreement shall commence on the date hereof and shall terminate upon the third anniversary of the date hereof; provided, however, that if any period for giving notice or exercising a right or option under, or otherwise complying with the provisions of or completing a transaction (or, if applicable, series of related transactions), under, Sections 2.03 or 2.04 is in effect on the third anniversary of the date hereof, then solely with respect to such transaction (or, if applicable, series of related transactions), the provisions of Sections 2.03 and 2.04, as the case may be, and the Parties’ respective obligations thereunder shall survive the termination of this Agreement in accordance with their terms.

Article V

Miscellaneous

Section 5.01         Expenses; Prevailing Party. Each Party shall pay his or its own expenses (including attorneys’ fees) incident to this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, in the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party or parties for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 5.02         Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the business day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next business day delivery, (b) the third business day following the date of mailing, if sent by certified mail, return receipt requested, postage prepaid, or (c) upon actual receipt by the Party to whom such notice is required to be given if delivered by hand. The address for such notices and communications shall be as follows:

If to William Mann:	William Mann
c/o Martin-Ray Laundry Systems, Inc.
2050 W 9th Ave.
Denver, CO 80204

8

If to Jim Hohnstein:	Jim Hohnstein
c/o Martin-Ray Laundry Systems, Inc.
2050 W 9th Ave.
Denver, CO 80204

If to Timm Mullen	Timm Mullen
c/o Martin-Ray Laundry Systems, Inc.
2050 W 9th Ave.
Denver, CO 80204

If to the Company, Symmetric	Henry M. Nahmad
and/or Nahmad:	290 N.E. 68th Street
Miami, FL 33138

In the case of notices	Troutman Sanders LLP
to both Symmetric and	875 Third Ave.
Nahmad, with a copy	New York, NY 10022
(which shall not constitute	Attn: Joseph Walsh, Esq.
Notice) to:

or, in each case or in the case of a subsequently admitted Party to this Agreement, to such other address as may be designated in writing hereafter, in the same manner, by such Party by prior notice to the other Party or Parties, as the case may be, in accordance with this Section 5.02.

Section 5.03         Governing Law; Jurisdiction, Waiver of Jury Trial. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the Parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court in connection with any action arising out of or relating to this Agreement or the transactions contemplated hereunder, waives any objection to venue in such courts, in each case located in Delaware, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 5.02. IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

9

Section 5.04         Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 5.05         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court of competent jurisdiction determines that any term or provision hereof, or any part of any such term or provision is invalid or unenforceable, such term or provision, or part thereof, shall be enforced to the full extent permitted by such court, and all other terms and provisions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions or portions.

Section 5.06         Entire Agreement. This Agreement, the Purchase Agreement and the other documents being executed by the parties in connection with the Purchase Agreement constitute the entire agreement of the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 5.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors, legal representatives, and permitted assigns and, to the extent set forth herein, transferees.

Section 5.08         No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon any person or entity other than the Parties hereto and their respective heirs, successors, legal representatives, and permitted assigns and, to the extent set forth herein, transferees, any rights or remedies under or by reason of this Agreement.

Section 5.09         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the (i) holder(s) of a majority of the Seller Shares then subject to this Agreement, (ii) holder(s) of a majority of the Symmetric shares then subject to this Agreement (iii) and the Company and the Company. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10

Section 5.10         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

Section 5.11         Further Assurances. The Parties hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Parties (in particular, the party or parties whose rights and privileges may be affected or at issue) may reasonably request or require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.12         Equitable Remedies. Each Party hereto acknowledges that the other Party or Parties hereto would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach under this Agreement, at law or in equity, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting specific performance by such Party of its obligations under this Agreement.

Section 5.13         Legend on Stock Certificates.

(a)          In addition to any legends required by applicable Law, (i) each stock certificate representing any Seller Shares shall bear a legend in substantially the form set forth in paragraph (b) below for so long as this Agreement remains in effect.

(b)          The restrictive legend referenced in paragraph (a) above shall be in substantially the following form:

“The shares represented by this certificate are subject to that certain Stockholders Agreement, dated June 19, 2017, and all amendments thereto, copies of which are on file at the principal office of the Company, and voluntary or involuntary sale, pledge, assignment, hypothecation, gift, or other disposition or transfer (as defined in such Stockholders Agreement) of the shares represented by this certificate or any interest therein shall be subject to the terms of such Stockholders Agreement and the shares represented hereby shall remain subject to the terms of such Stockholders Agreement notwithstanding any such Transfer.”

11

(c)          The Sellers hereby agree to immediately submit to the Company the stock certificates held by each of them representing the Seller Shares for inscription of the aforesaid restrictive legend thereon.

(d)          Notwithstanding the foregoing or anything to the contrary contained herein, the enforceability of this Agreement, including, without limitation, the proxy granted hereby, shall not be affected by the fact that the stock certificates representing any Seller Shares have not been delivered as provided for herein or that such stock certificates may not bear any legend with respect to the provisions of this Agreement.

Section 5.14         Construction; Interpretation.

(a)          This Agreement shall be interpreted and construed without regard to any rule or presumption requiring that this Agreement be interpreted or construed against the party causing this Agreement to be drafted.

(b)          Whenever the context of this Agreement permits, the masculine or neuter gender shall include the feminine, masculine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.

(c)          For the avoidance of doubt, the terms “Company Common Stock” and “Seller Shares” as used throughout this Agreement shall refer to the Company Common Stock or shares thereof, as the context may require, and any other securities into which the Company Common Stock may be converted during the term of this Agreement.

[SIGNATURE PAGE FOLLOWS]

12

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

ENVIROSTAR, INC.

By:	/s/ Henry M. Nahmad
Name:	Henry M. Nahmad
Title:	Chief Executive Officer

SYMMETRIC CAPITAL LLC

By:	/s/ Henry M. Nahmad
Name:	Henry M. Nahmad
Title:	Manager

SYMMETRIC CAPITAL II LLC

By:	/s/ Henry M. Nahmad
Name:	Henry M. Nahmad
Title:	Manager

/s/ Henry M. Nahmad
Henry M. Nahmad

/s/ William Mann
William Mann

/s/ Jim Hohnstein
Jim Hohnstein

/s/ Timm Mullen
Timm Mullen

13

EXHIBIT A

Form of Joinder Agreement

Reference is hereby made to that certain Stockholders Agreement, dated as June 19, 2017 (as amended from time to time, the “Stockholders Agreement”), by EnviroStar, Inc., a Delaware corporation, Symmetric Capital LLC, a Florida limited liability company, Symmetric Capital II LLC, a Florida limited liability company, Henry M. Nahmad, William Mann, Jim Hohnstein and Timm Mullen, and the other Stockholders which may have become a party thereto from time to time.

Pursuant to and in accordance with Section ___ of the Stockholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, (a) the undersigned shall become a party to the Stockholders Agreement as a [Seller/Purchaser], (b) the undersigned shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as a [Seller/Purchaser] as though an original party thereto, and (c) the shares of the Company Common Stock acquired on the date hereof by the undersigned from __________ shall be deemed to be [Seller/Purchaser] Shares for all purposes of the Stockholders Agreement.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of _____________.

[Transferee Stockholder Name]

By
Name:
Title:

Address:

14